Exhibit 10.88
AMENDMENT NO. 1
to
THE SELECT MEDICAL HOLDINGS CORPORATION
2005 EQUITY INCENTIVE PLAN
          Pursuant to the power reserved to the Board of Directors in Section 1.19 of the Select Medical Holdings Corporation 2005 Equity Incentive Plan (the “Plan”), the Board of Directors hereby amends the Plan, effective as of January 1, 2009, as follows:
     1. Section 1.3(1) of the Plan is hereby amended and restated in its entirety to read as follows:
“‘Fair Market Value’ means, with respect to a share of Stock on any date herein specified, (i) if the shares of Stock are listed or admitted for trading on a national securities exchange, the reported closing sales price, regular way, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case on the principal national securities exchange on which the shares of Stock are listed or admitted for trading, (ii) if the shares of Stock are not listed or admitted for trading on a national securities exchange, the average of the closing bid and asked prices of the shares of Stock, as reported by The National Quotation Bureau, Inc., or an equivalent generally accepted reporting service, or (iii) if on any such day the shares of Stock are not quoted by any such organization, the fair market value per share of Stock on such day, as determined in good faith by the Committee in accordance with Section 409A of the Code and the regulations and guidance thereunder after taking into account such factors that it deems appropriate. If the Fair Market Value of Stock is to be determined as of a day other than a trading day, the Fair Market Value of Stock for such day shall be determined as described above on the last trading day ending prior to the date as of which the determination is being made. If, in the discretion of the Committee, another means of determining Fair Market Value shall be necessary or advisable in order to comply with any applicable law, governmental regulation, or ruling of any governmental entity, then the Committee may provide for another means of such determination; provided, however, that in such event, Fair Market Value shall be determined in accordance with Section 409A of the Code (and, with respect to Incentive Stock Options, Section 422 of the Code) and the applicable regulations and guidance thereunder.”
     2. Section 1.11 of the Plan is hereby amended to add the following to the end thereof:
“Notwithstanding the foregoing, any such adjustment pursuant to this Section 1.11 shall be made in accordance with Sections 409A and 424 of the Code and the regulations thereunder.”
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To record the adoption of this Amendment No. 1 to the Plan, Select Medical Holdings Corporation has caused its authorized officers to affix its corporate name and seal this 13th day of November, 2008.

[CORPORATE SEAL]		SELECT MEDICAL HOLDINGS CORPORATION

		By:	/s/ Michael E. Tarvin

Attest:	/s/ [ILLEGIBLE]	Its:	Executive Vice President

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